SPS COMMERCE, INC.
EXECUTIVE MANAGEMENT TEAM SEVERANCE PLAN

I. INTRODUCTION

SPS Commerce, Inc. (together with any of its Affiliates or successors (including following any Change in Control), the “Company”) has established the SPS Commerce, Inc. Executive Management Team Severance Plan (the “Plan”) to provide certain severance pay and other benefits to eligible executive management-level employees of the Company whose employment terminates under certain covered circumstances. The Company, in its complete and sole discretion, will determine who is an eligible employee under the Plan.

This Plan supersedes and replaces any policy, plan or practice that may have existed in the past regarding the payment of severance pay and other benefits, other than pursuant to the terms of any equity or equity-based award agreements, to Participants.

This document is both the “Plan document” and the “Summary Plan Description” for the Plan.

II. ELIGIBILITY FOR SEVERANCE PAY AND BENEFITS

All executive management employees designated by the Compensation & Talent Committee of the Board Company’s Board of Directors (“Compensation & Talent Committee”) as eligible to be a participant in the Plan are eligible to participate in the Plan. An employee becomes a participant (“Participant”) as of the first business date after (i) such employee is first classified by the Compensation & Talent Committee as eligible to be a Participant, (ii) the eligible employee has signed an At-Will/Confidentiality Agreement Regarding Certain Terms and Conditions of Employment (or similarly titled agreement) in a form approved by the Compensation & Talent Committee (the “Restrictive Covenants Agreement”) (unless such requirement is waived in writing by the Compensation & Talent Committee), (iii) the eligible employee has satisfied any other conditions established by the Compensation & Talent Committee to become a Participant and (iv) if applicable, the employee agrees to waive any then-effective cash severance or separation benefits under any existing agreement with the Company. A Participant will cease to be a Participant in this Plan when such employee ceases to be designated, in writing, by the Compensation & Talent Committee as a Participant in the Plan.

III. SEVERANCE EVENTS

In general, if a Participant complies with all provisions and requirements of this Plan, then the Participant will receive severance pay and other benefits under this Plan if the Participant experiences a Qualifying Severance Event while a Participant under this Plan.

“Affiliate”. For purposes of this Plan, “Affiliate” has the same meaning given to that term in the Equity Plan.
“Cause”. For purposes of this Plan, “Cause” has the same meaning given to that term in the Equity Plan.
“Change in Control”. For purposes of this Plan, “Change in Control” has the same meaning given to that term in the Equity Plan.
“Code”. For purposes of this Plan, “Code” means the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder.
“Disability”. For purposes of this Plan, “Disability” has the same meaning given to that term in the Equity Plan.
“Equity Plan”. For purposes of this Plan, “Equity Plan” means the most recently adopted and currently effective SPS Commerce, Inc. equity incentive plan, as amended from time to time.

“Good Reason”. For purposes of this Plan, “Good Reason” means the occurrence of any of the following events, in each case without the Participant’s consent: (i) a material reduction in the Participant’s annual base salary, (ii) a material reduction in the Participant’s employment authority, duties or responsibilities, or (iii) a relocation of the Participant’s primary work location by more than 50 miles, provided that (A) if the Participant’s primary work location is the Participant’s personal residence, this clause (iii) shall not apply; and (B) if the Participant works remotely, then neither the Participant’s relocation to remote work or back to the office from remote work will be considered a relocation of such Participant’s primary work location for purposes of this definition, provided that with regard to events described in (i) and (ii), the Participant first gives notice of the event giving rise to Good Reason to the Company within 90 days of the first occurrence of the event, and provided further that upon giving notice the Participant provides the Company 30 days in which to remedy the event, and the Participant terminates employment within 180 days of the first occurrence of such an event.
“Qualifying Severance Event”. For purposes of this Plan, “Qualifying Severance Event” means (i) Participant experiences a Termination Date (A) prior to the first Change in Control to occur after the Plan is adopted, or (B) on the date of the first Change in Control to occur after the Plan is adopted or within 12 months after such Change in Control occurs, and (ii) Participant’s employment is terminated (A) at the initiative of the Company other than for Cause or (B) by the Participant for Good Reason.
“Termination Date”. For purposes of this Plan, “Termination Date” means, with respect to any Participant, the date on which such Participant’s “separation from service” has occurred for purposes of Section 409A of the Code.

Timely Release Required. Regardless of the reason for a Participant’s termination of employment, a Participant will not be eligible for any severance pay or benefits under this Plan unless the Participant signs a release in a form determined by the Company after the Participant’s employment with the Company actually terminates, timely delivers such signed release form to the Company and does not rescind the release during any period during which rescission is permissible. The release will be considered timely if it is delivered to the Company within 45 days after the Termination Date. A Participant may obtain a copy of the current release form at any time by contacting the Company’s Chief Human Resources Officer. However, the Company will determine the contents of the release form, and may revise it from time to time as appropriate to deal with particular severance situations. As such, the release form a Participant will be required to sign to receive severance pay and other benefits under the Plan may differ from any release form the Participant previously received.

The release will generally include provisions addressing a full release of all claims the Participant may have against the Company and related individuals and entities (to the full extent permitted under applicable law) and provisions concerning the Participant’s ongoing compliance with the Participant’s Restrictive Covenants Agreement and with any other non-disclosure of confidential information, assignment of intellectual property, non-competition or non-solicitation obligations the Participant has with respect to the Company, including those obligations that survive the termination of the Participant’s employment with the Company. Severance pay and other benefits under this Plan will be paid only after any period for rescinding the release has expired. If a Participant violates any provisions of the release, the Company will no longer be required to pay such Participant any remaining severance pay and other benefits due to the Participant under this Plan.

Ineligibility for Benefits. Notwithstanding anything in the Plan to the contrary, severance pay and other benefits under this Plan will not be paid or provided to any Participant in any of the following circumstances:
•The Participant is offered another comparable position with the Company (or the successor/ purchasing entity following the first Change in Control to occur after the Plan is adopted) and the Participant refuses to accept or continue employment in that position, other than resigning for Good Reason.

•The termination of the Participant’s employment with the Company (or the successor/purchasing entity following first Change in Control to occur after the Plan is adopted) is for any reason other than: (i) at the initiative of the Company other than for Cause, or (ii) by the Participant for Good Reason.
•The Participant’s termination of employment occurs after the date on which the Participant has provided notice to the Company of Participant’s retirement (regardless of the actual last day of Participant’s employment with the Company after the date such notice has been provided).
•The Participant’s termination of employment is due to death, Disability, or failure to return to work for the Company following a leave of absence, layoff or any other period of authorized absence from the Company.
•The Participant’s Termination Date occurs more than 12 months after the first Change in Control to occur after the Plan is adopted, whether such termination is at the initiative of the Participant or the Company and regardless of the reason for such termination of the Participant’s employment with the Company.
•The Participant’s termination of employment with the Company does not qualify as a “separation from service” under Section 409A of the Code.
•The Participant refuses to sign the release form prepared by the Company, the release is not timely signed, or the Participant rescinds the release before it becomes final.
•The Participant breaches any provisions included in the release form prepared by the Company or any provisions included in the Restrictive Covenants Agreement.
•The Participant is not a Participant under this Plan at the time of termination of employment.

IV. SEVERANCE PAY AND OTHER BENEFITS

A Participant who experiences a Qualifying Severance Event and who otherwise qualifies for severance pay and other benefits under the Plan will be entitled to the severance pay and other benefits described below.

Qualifying Severance Event Before a Change in Control:
The Company will pay the Participant (or the Participant’s estate, if the Participant dies after having a Qualifying Severance Event but before receiving the following amount): (i) an amount equal to one (1) times the Participant’s annualized base salary as of the Participant’s Termination Date (or an amount equal to one (1) times the Participant’s annualized base salary as of immediately prior to a material reduction in Participant’s annualized base salary by the Company if the Participant resigns for Good Reason as a result of such material reduction), less applicable withholdings and payable in substantially equal installments in accordance with the Company’s regular payroll schedule commencing with the first normal payroll date of the Company following the Termination Date and continuing for 12 months thereafter, provided that any installments that would have been paid during the 60 day period immediately following the Termination Date shall be held by the Company until the first payroll date occurring more than 60 days after the Termination Date, plus (ii) an amount equal to one (1) times the Participant’s target annual incentive bonus as of the Participant’s Termination Date, multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Termination Date occurs and the denominator of which is 365, less applicable withholdings and payable in a lump sum on the Company’s first payroll date occurring more than 60 days after the Termination Date (but no later than 75 days after the Termination Date).

In addition, the Company will make a taxable lump sum cash payment, less applicable withholdings, within 60 days after the Termination Date, equal to the amount of the premium costs for health, dental and vision coverage that the Company paid during the last full month of the Participant’s employment, multiplied by 12. Provided that the Participant otherwise qualifies for severance benefits under this Plan, this payment will be made whether or not the Participant elects COBRA coverage.

Qualifying Severance Event on the Date of a Change in Control or Within 12 Months After a Change in Control:

The Company will pay the Participant (or the Participant’s estate, if the Participant dies after having a Qualifying Severance Event but before receiving the following amount): (i) an amount equal to 1.5 times the Participant’s annualized base salary as of the Participant’s Termination Date (or an amount equal to 1.5 times the Participant’s annualized base salary as of immediately prior to a material reduction in Participant’s annualized base salary by the Company if the Participant resigns for Good Reason as a result of such material reduction), plus (ii) an amount equal to 1.5 times the Participant’s target annual incentive bonus as of the Participant’s Termination Date, multiplied by a fraction, the numerator of which is the number of days the Participant was employed by the Company during the fiscal year in which the Termination Date occurs and the denominator of which is 365. The total severance amount, less applicable withholdings, with be paid in a lump sum on the Company’s first payroll date occurring more than 60 days after the Termination Date (but no later than 75 days after the Termination Date).
In addition, the Company will make a taxable lump sum cash payment, less applicable withholdings, within 60 days after the Termination Date, equal to the amount of the premium costs for health, dental and vision coverage that the Company paid during the last full month of the Participant’s employment, multiplied by 18. Provided that the Participant otherwise qualifies for severance benefits under this Plan, this payment will be made whether or not the Participant elects COBRA coverage.

Section 409A
Although the Company does not guarantee the tax treatment of any payments or benefits under this Plan, this Plan is intended to provide for payments and benefits that are exempt from, or that comply with, the requirements of Code Section 409A, and accordingly, to the maximum extent permitted, this Plan should be interpreted and administered to be in compliance therewith. Each payment or benefit made pursuant to this Plan shall be deemed to be a separate payment for purposes of Code Section 409A. In addition, payments or benefits pursuant to this Plan shall be exempt from the requirements of Code Section 409A to the maximum extent possible as “short-term deferrals” pursuant to Treasury Regulation Section 1.409A-1(b)(4), as involuntary separation pay pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), and/or under any other exemption that may be applicable, and this Plan shall be construed accordingly. To the extent that any amounts payable under this Plan are required to be delayed under Code Section 409A in order to avoid an excise tax imposed under Code Section 409A(a)(1)(B), such amounts are intended to be and should be considered for purposes of Code Section 409A as separate payments from the amounts that are not required to be delayed. Notwithstanding anything herein to the contrary, if any Participant is considered a “specified employee” (as defined in Treasury Regulation Section 1.409A-1(i)) as of the Termination Date, then no payments of deferred compensation subject to Code Section 409A and payable due to such Participant’s separation from service shall be made under this Plan before the first business day that is six months after the Termination Date (or upon the Participant’s death, if earlier) (the “Specified Period”). Any deferred compensation payments that would otherwise be required to be made to a Participant during the Specified Period will be accumulated by the Company and paid to the Participant on the first day after the end of the Specified Period. The foregoing restriction on the payment of amounts to a Participant during the Specified Period will not apply to the payment of employment taxes.

Section 280G
If any payment or benefit to be paid or provided to a Participant under this Plan, taken together with any payments or benefits otherwise paid or provided to such Participant by the Company or any corporation that is a member of an “affiliated group” (as defined in Section 1504 of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (the “other arrangements”), would collectively constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code), and if the net after-tax amount of such parachute payment to such Participant is less than what the net after-tax amount to such Participant would be if the aggregate payments and benefits otherwise constituting the parachute payment were limited to three times such Participant’s “base amount” (as defined in Section 280G(b)(3) of the Code) less $1.00, then the aggregate payments and benefits otherwise constituting the parachute payment shall be reduced to an amount that shall equal three times such Participant’s base amount, less $1.00. Should such a reduction in payments and benefits be required, then the Company shall achieve the necessary reduction in such payments and benefits by first reducing or eliminating the portion of the payments and benefits that are payable in cash and then by reducing or eliminating the non-cash portion of the payments and benefits, in each case in reverse order beginning with payments and benefits which are to be paid or provided the furthest in time from the date of the Company’s determination. A net after-tax amount shall be determined by taking into account all applicable income, excise and employment taxes, whether imposed at the federal, state or local level, including the excise tax imposed under Section 4999 of the Code.

Withholdings
Cash severance payments under this Plan are subject to all applicable withholding due on any severance pay and other benefits, including state and federal income tax withholding and FICA and Medicare tax withholding.

Termination of Severance Pay and Benefits
All severance pay and other benefits payable under this Plan will be terminated if the Company determines that the Participant has violated the Participant’s ongoing obligations with respect to non-disclosure of confidential information, assignment of intellectual property, non-competition and non-solicitation, including those obligations under the Participant’s Restrictive Covenants Agreement and any other agreement with the Company that survive the termination of the Participant’s employment with the Company.

V. AMENDMENT AND TERMINATION OF THE PLAN

Except as provided below, the Company reserves the right in its discretion to amend or terminate this Plan, or to alter, reduce, or eliminate any severance benefit, practice or policy hereunder, in whole or in part, at any time and for any reason without the consent of or notice to any employee or any other person having any beneficial interest in this Plan. Such action may be taken by the Compensation & Talent Committee, or by any other individual or committee to whom such authority has been delegated by the Compensation & Talent Committee.

However, during the 12-month period following the first Change in Control to occur after the Plan is adopted, the Plan may not be amended, terminated or otherwise altered to reduce the amount (or negatively change the terms) of any severance benefit that becomes payable to a Participant who was a Participant in the Plan on the day prior to date of such Change in Control. In addition, if a Change in Control occurs within the 6-month period following the effective date of an amendment to terminate the Plan or otherwise reduce the amount (or negatively alter the terms) of any severance benefit under the Plan, such amendment (or portion of such amendment) will become null and void upon the Change in Control and upon such Change in Control the Plan will automatically revert to the terms in effect prior to the adoption of said amendment. This Plan will automatically terminate on the 12-month anniversary of the first Change in Control to occur after the Plan is adopted.

Notwithstanding the above limitations, the Plan may be amended at any time (and such amendment will be given affect) if such amendment is required to bring the Plan into compliance with applicable law, including but not limited to Code Section 409A (and the regulations or other applicable guidance thereunder).

VI. SUBMITTING CLAIMS FOR BENEFITS

Normally, the Company will determine an employee’s eligibility and benefit amount on its own and without any action on the part of the terminating Participant, other than returning the release form. The severance benefits will begin on the first payroll date occurring more than 60 days after the Termination Date, provided that any installments that would have been paid during the 60-day period immediately following the Termination Date shall be held by the Company until the first payroll date occurring more than 60 days after the Termination Date, provided that the release has been timely signed and becomes irrevocable.

Formal Claims for Benefits. If the Participant thinks the Participant is entitled to benefits but have not been so notified by the Company, if the Participant disagree with a decision made by the Company, or if the Participant has any other complaint regarding the Plan that is not resolved to the Participant’s satisfaction, the Participant or the Participant’s authorized representative may submit a written claim for benefits. The claim must be submitted to the Company’s Chief Human Resources Officer (or, if such claim is being submitted by the Company’s Chief Human Resources Officer, to the Compensation & Talent Committee) within six months after the date the Participant terminated employment. Claims received after that time will not be considered.

The Company will ordinarily respond to the claim within 90 days of the date on which it is received. However, if special circumstances require an extension of the period of time for processing a claim, the 90-day period can be extended for an additional 90 days by giving the Participant written notice of the extension, the reason why the extension is necessary, and the date a decision is expected.

The Company will give the Participant a written notice of its decision if it denies the Participant’s claim for benefits in whole or in part. The notice will explain the specific reasons for the decision, including references to the relevant plan provision upon which the decision is based, with a description of any additional material or information necessary for the Participant to perfect the Participant’s claim, and the procedures for appealing the decision.

Appeals. If the Participant disagree with the initial claim determination, in whole or in part, the Participant or the Participant’s authorized representative can request that the decision be reviewed by filing a written request for review with the Company’s Chief Human Resources Officer (or, if such Participant is the Company’s Chief Human Resources Officer, by filing a written request for review with the Compensation & Talent Committee) within 60 days after receiving notice that the claim has been denied. The Participant or the Participant’s representative may present written statements describing reasons why the Participant believe the claim denial was in error, and should include copies of any documents the Participant want us to consider in support of the Participant’s appeal. The Participant’s claim will be decided based on the information submitted, so the Participant should make sure that the Participant’s submission is complete. Upon request to the Company, the Participant may review all documents we considered or relied on in deciding the Participant’s claim. (The Participant may also receive copies of these documents free of charge.)

Generally, the decision will be reviewed within 60 days after the Company receives a request for review. However, if special circumstances require a delay, the review may take up to 120 days. (If a decision cannot be made within the 60-day period, the Participant will be notified of this fact in writing.) The Participant will receive a written notice of the decision on the appeal, which will explain the reasons for the decision by making specific reference to the Plan provisions on which the decision is based.

Limitations Period. The claims procedure above is mandatory. If a Participant has completed the entire claims procedure and still disagrees with the outcome of the Participant’s claim, the Participant may commence a civil action under § 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Participant must commence such civil action within one year of the date of the final denial, or the Participant will waive all rights to relief under ERISA.

VII. PLAN ADMINISTRATION

The following information relates to the administration of the Plan and the determination of Plan benefits.

Type of Plan: The Plan is a welfare benefit plan providing for severance benefits.
Employer/Plan Administrator: The Company is the “Employer” and “Plan Administrator” of this Plan. Communications to the Company regarding the Plan should be addressed to:
SPS Commerce, Inc.
333 South Seventh Street
Suite 1000
Minneapolis, MN 55402
Attention: Chief Human Resources Officer or Chair, Compensation & Talent Committee

As Plan Administrator, the Company has complete and final discretionary authority to interpret the provisions of the Plan and to determine which employees are eligible to participate and eligible for Plan benefits, the requirements to receive severance pay and other benefits, and the amount of those benefits. The Company also has authority to correct any errors that may occur in the administration of the Plan, including recovering any overpayment of benefits from the person who received it.

Employer Identification Number: 41-2015127

Plan Year: The calendar year. The first Plan Year is a short Plan Year, starting on the date the Plan was initially adopted and ending on December 31, 2023.

Agent for Service of Legal Process: Legal process regarding the Plan may be served on the Company at the address listed above.

Funding: Unfunded; benefits are paid solely from the Company’s general assets.

Assignment of Benefits; Cash Severance Payment Upon Death Following a Qualifying Severance Event: A Participant cannot assign the Participant’s benefits under this Plan to anyone else, and the Participant’s benefits are not subject to attachment by the Participant’s creditors. The Company will not pay any cash severance pay under this Plan to anyone other than the Participant (or to the Participant’s estate, if the Participant dies after having a Qualifying Severance Event but before receiving the complete severance amount payable to the Participant up to the date of the Participant’s death).

Governing Law: This Plan, to the extent not preempted by ERISA or any other federal law shall be governed by and construed in accordance with, the laws of the State of Minnesota. The parties expressly consent that any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal courts located in the State of Minnesota and that any such action or proceeding be heard without a jury.

Employment Rights: Establishment of the Plan shall not be construed to in any way modify the parties’ at-will employment relationship, or to give any employee the right to be retained in the Company’s service or to any benefits not specifically provided by the Plan. The right of an employer to terminate the employment relationship of an employee (or to accelerate the termination date) will not in any way be affected by the terms of this Plan or any release.

Successor/Purchasing Entity: For the avoidance of doubt, references in this Plan to the “Company” include, after a Change in Control or other corporate transaction, the successor to the Company or purchasing entity.

Plan Number: 509

VIII. STATEMENT OF ERISA RIGHTS

Participants in this Plan are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants shall be entitled to:

Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator’s office all documents governing the plan and, if applicable, a copy of the latest annual report (Form 5500 Series) required to be filed by the plan with the U.S. Department of Labor.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the plan and copies of the latest annual report (Form 5500 Series), if any required, and current summary plan description. The administrator may make a reasonable charge for the copies.

Prudent Actions by Plan Fiduciaries
In addition to creating rights for plan participants ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your plan, called “fiduciaries” of the plan, have a duty to do so prudently and in the interest of you and other plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a severance benefit or exercising your rights under ERISA.

Enforce Your Rights
If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance with Your Questions
If you have any questions about your plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.